ADVANCED SERIES TRUST

AST PIMCO Dynamic Bond Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 13th day of August, 2018 between PGIM Investments LLC (PGIM Investments) or the Manager), a New York limited liability company and Pacific Investment Management Company, LLC, a Delaware limited liability company (PIMCO or the Subadviser),

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments acts as Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust's portfolio, and only such portion, as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the stated investment objectives, polices and restrictions of the Trust as described in the Prospectus of the Trust and Statement of Additional Information, and the Trust's valuation procedures as provided to it by the Manager (the Trust Documents) and with the written instructions and directions of the Manager and of the Board of Trustees of the Trust, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, to the extent reasonably requested by the Manager, the Subadviser shall, among other things, use its best efforts to assist the Manager and the Trust in the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission), subject to mutual agreement between the Manager and the Subadviser. The Manager shall provide Subadviser timely with copies of any updated Trust Documents.

(iii) The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, Brokers), to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and quality execution reasonably available under the circumstances, in accordance with Subadviser’s Best Execution

Policy. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. The Subadviser shall not be liable for any act or omission of any Brokers chosen by the Subadviser with reasonable care. On occasions when the Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased, In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(v) The Subadviser or an affiliate shall provide the Trust's custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi) If the Trust enters into securities lending transactions, the Manager will work with the Trust’s securities lending agent to ensure that the securities or other assets in the Trust are available for sale at all times.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and the Manager understand and agree that if the Manager manages the Trust in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) The Subadviser is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). The Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadviser agrees to notify the Manager promptly upon (i) a statutory disqualification of the Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target that could reasonably be expected to have a material impact on the Subadviser’s obligations under this Agreement.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(e) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Trust, and shall institute procedures reasonably designed to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the applicable federal securities laws.

(f) The Subadviser shall furnish to the Manager copies of all records related to the portfolio prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures referenced in this Agreement upon reasonable request from the Manager, in each case, to the extent required by applicable law or regulatory authority.

(g) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager. The investment authority granted to the Subadviser shall include the authority to exercise whatever powers the Manager may possess with respect to any of its assets held in the Trust, including but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer. The Subadviser will use commercially reasonable efforts to elect on corporate actions within the time frame prescribed by the Trust’s custodian or other agent of the Trust. The Subadviser will inform the Manager of any class action and/or legal proceedings involving securities or issuers of securities held or formerly held in the Trust, that the Subadviser receives notice of. The Subadviser will not file class action claim forms or otherwise exercise any rights the Manager may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Trust, unless the Subadviser and the Manager mutually agree in writing that the Subadviser takes any such actions.

(h) The Subadviser acknowledges that, consistent with the Trust’s valuation procedures, it is responsible for evaluating whether market quotations are readily available for the Trust's portfolio investments and whether those market quotations are reliable for purposes of valuing the Trust's portfolio investments and determining the Trust's net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Trust's portfolio investments in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued.

(i) The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Trust and the Manager if the Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(j) The Subadviser shall comply with the Trust’s Documents provided to the Subadviser by the Manager. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Trust Documents.

(k) The Subadviser shall keep the Trust’s Manager informed of developments relating to its duties as Subadviser of which the Subadviser has knowledge that would materially affect the Trust. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser's management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Manager that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Manager. Upon written request of the Manager with respect to material violations of the Code of Ethics directly affecting the Trust (as determined by the Subadviser), the Subadviser shall permit representatives of the Trust or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

(l) Pursuant to the Trust’s Board-Adopted Rule 17a-7 Compliance Policy and Procedures, the Subadviser is authorized to effect cross transactions between the Trust and other accounts managed by the Subadviser and its affiliates.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager's receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. (a) The Subadviser acknowledges that, in the course of its engagement by the Manager, the Subadviser may receive or have access to confidential and proprietary information of the Manager or third parties with whom the Manager conducts business. Such information is collectively referred to as “Confidential Information.” Confidential Information includes the Manager’s business and other proprietary information, written or oral. The Subadviser may disclose Confidential Information relating to the Manager and/or the Trust to its associates, to any of its delegates and other agents under the Agreement, to any market counterparty or any broker (in accordance with market practice) in relation to transactions undertaken for the Trust, and to the Trust’s custodian, in order to assist or enable the proper performance of its services under the Agreement. Subject to the Trust Documents, the Subadviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements. The Subadviser may mention the Manager’s or the Trust’s name in a list of its clients.

(b)     The Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains a written information security program (“Information Security Program”) including administrative, technical, and physical safeguards and other security measures necessary and reasonably designed to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm to the Manager, or to any person who may be identified by Confidential Information. The Subadviser shall make all commercially reasonable efforts to promptly notify the Manager within 72 hours but in no event later than as required by applicable law if the Subadviser is in material breach of this Section. At the Manager’s request, the Subadviser agrees to certify in writing to the Manager, its compliance with the terms of this Section.

(c)     Upon request, the Subadviser shall notify the Manager or its agents of its designated primary security manager. The security manager will be responsible for managing and coordinating the performance of the Subadviser’s obligations set forth in its Information Security Program and this Agreement.

(d)     The Subadviser shall review and, as appropriate, revise its Information Security Program periodically or whenever there is a material change in the Subadviser’s business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information. During the course of providing the services, the Subadviser may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)     The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadviser’s Employees who require such access in order to provide the services to the Manager.

(f)      The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadviser’s compliance with its Information Security Program and the laws applicable to the Subadviser.

(g)     The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting impacting any of the Manager’s Confidential Information, the Subadviser shall promptly report such impact to the Manager.

(h)     The Subadviser shall make all commercially reasonable efforts to notify the Manager, promptly and without unreasonable delay, advise the Manager in writing within 72 hours, but in no event later than as required by applicable law, of learning of any actual or reasonably suspected material unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, or substantial and material destruction, acquisition of, or substantial and material damage to Confidential Information (a “Security Incident”). Thereafter, the Subadviser shall: (i) promptly furnish to the Manager full details of the Security Incident; (ii) assist and reasonably cooperate with the Manager and the Manager’s designated representatives in the Manager’s investigation of the Subadviser, Employees or third parties related to the Security Incident. The Subadviser will reasonably provide upon request by the Manager (i)access to the Global Information Security Officer as it relates to Subadviser’s information security program, controls, and monitoring of the processing facilities and operations affected; (ii) access to Employees and others involved in the matter, and all relevant records, logs, files, and data relating to the Security Incident; (iii) reasonably cooperate with the Manager in any litigation or other formal action against third parties deemed necessary by the Manager to protect the Manager’s rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

(i)      Upon the Manager’s reasonable request during the term of the Agreement, the Subadviser shall provide the Manager with information related to the Subadviser’s information security safeguards and practices.

(j)      For the purpose of auditing the Subadviser’s compliance with this Section, the Subadviser shall respond to the Manager’s reasonable request for information. The request for information may include: (a) access to records and the Subadviser’s Global Information Security Officer as it relates to Subadviser’s information security program, controls, and monitoring of its information processing premises; (b) reasonable assistance and cooperation of the Subadviser’s relevant staff; and (c) reasonable facilities at the Subadviser’s premises.

5. The Subadviser will not engage any third party to provide services to the portion of the Trust's portfolio as delegated to the Subadviser by the Manager without the express written consent of the Manager. To the extent that the Subadviser receives approval from the Manager to engage a third-party service provider, the Subadviser assumes all responsibility for any action or inaction of the service provider as it related to the Trust's portfolio as delegated to the Subadviser by the Manager. In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Manager and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) which arise out of or relate to the provision of services provided by any such service provider. The Subadviser may delegate trade execution and other support functions (but not portfolio management) to its affiliates including and may share such information as necessary to accomplish these purposes. Additionally, the Subadviser is authorized to delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates. In all cases, the Subadviser shall remain liable as if such services were performed directly by the Subadviser.

6. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Notwithstanding the foregoing, the Subadviser shall not be liable for (i) any act or omission of the Trust’s custodian; and (ii) any loss resulting from the sale by the Subadviser of a security that is not available in the Trust for settlement as a result of a securities lending transaction.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Manager delegates to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Manager, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence at 5pm ET on September 14, 2018 or such other date as the parties mutually agree upon in writing.

The Manager acknowledges and agrees that, for performance analysis purposes, the performance inception date of this Trust is September 17, 2018 or such other date as the parties mutually agree upon in writing.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered by electronic mail or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments); (2) to the Trust at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary; or (3) to the Subadviser at 650 Newport Center Drive, Newport Beach, California 92660, Attention: General Counsel, email: IMAnotices@pimco.com.

The Subadviser consents to the delivery of Trust statements, reports and other communications (collectively, “Trust Communications”) via electronic mail and/or other electronic means acceptable to the Manager, in lieu of sending such Trust Communications as hard copies via fax, mail or other means. The Manager confirms that it has provided the Subadviser with at least one valid electronic mail address where Trust Communications can be sent. The Manager acknowledges that the Subadviser reserves the right to distribute certain Trust Communications via fax, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Manager may withdraw consent to electronic delivery at any time by giving the Subadviser notice pursuant to Section 7 hereunder.

8. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. The Manager represents, warrants and agrees that (i) the Trust is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Manager will promptly notify the Subadviser if the Trust ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7; (ii) it has all necessary power and authority to execute, deliver and perform this Agreement and all transactions contemplated hereby, including the Trust Documents, and such execution, delivery and performance will not violate any applicable law, rule, regulation, governing document (e.g., Certificate of Incorporation or Bylaws), contract or other material agreement binding upon the Manager or Trust; (iii) the Manager has established “know your customer” policies and procedures that comply with all applicable regulations and which are reasonably designed to detect and prevent the Trust from using the Subadviser’s services for illegal purposes, including to launder money or finance terrorist activities. To the best of Manager’s knowledge, the Trust does not contain funds derived from unlawful activity and/or violates U.S. anti-money laundering laws; (iv) none of the beneficial owners of the assets in the Trust are a “government entity” within the meaning of Rule 206(4)-5 under the Advisers Act and the Manager will promptly notify the Subadviser if any government entity assets are contributed to the Trust; (v) the assets in the Trust are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Manager or the Trust which may prevent the Subadviser from giving a first priority lien or charge on the assets solely in connection with the Subadviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Trust with respect to any investments made pursuant to the Trust Documents.

10. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use such material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Manager also agrees to furnish the Subadviser, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which makes reference to the Subadviser. The Manager further agrees to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials or as soon as reasonably practical. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery. It is understood that the name “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof and certain trade names, trademarks, service marks and/or logos associated with such names (“PIMCO Marks”) are the valuable property of PIMCO and its affiliates. The Manager and/or Trust may use the PIMCO Marks in the offering materials of the Trust with the prior written approval of PIMCO, which approval shall not be unreasonably withheld or delayed, and PIMCO shall make good faith efforts to respond within three (3) business days, for so long as PIMCO is the Subadviser to the Trust. The permission to use the PIMCO Marks is non-exclusive, non-transferable and non-assignable. In obtaining permission to use the PIMCO Marks for this purpose, the Manager and/or Trust will acquire no right, title, or interest whatsoever to any of the PIMCO Marks. The Manager, or anyone acting on their behalf, shall not edit, excerpt or modify the PIMCO Marks in any way. Upon termination of this Agreement, the Manager and/or Trust shall as soon as reasonably practicable but in no event for a period of time that makes the material misleading, cease to use such name (or derivative or logo), except as may be required by applicable law or regulation.

11. It is expressly understood and agreed that the Manager: (i) shall provide timely and specific information to Subadviser regarding any restrictions on, or prohibitions against, the acquisition or holding by the Trust of any “affiliate” (as such terms are defined in the Investment Company Act of 1940); and (ii) has provided to Subadviser a list containing any such restricted securities, will update this list from time to time as may be necessary or appropriate, and acknowledges that unless and until such information has been provided to the Subadviser, the Subadviser is under no obligation to refrain from acquiring any such security on behalf of the Trust. If the Manager is not able to provide identifying information for each affiliate issuer as may be requested by the Subadviser, the Manager hereby acknowledges that Subadviser will use reasonable efforts to implement and monitor such restricted list.

12. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

13. This Agreement shall be governed by the laws of the State of New York.

Subadviser

15. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(Signatures on the following page)

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC

By: /s/ Thomas J. Otterbein

Name: /s/ Thomas J. Otterbein

Title: Managing Director

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by Pacific Investment Management Company, LLC (PIMCO), PGIM Investments LLC will pay PIMCO an advisory fee on the net assets managed by PIMCO that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee for the Portfolio*
AST PIMCO Dynamic Bond Portfolio	0.45% on first $100 million of average daily net assets; 0.40% on next $200 million of average daily net assets; and 0.375% over $300 million of average daily net assets

* In the event PIMCO invests Portfolio assets in other pooled investment vehicles it manages or subadvises, PIMCO will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to PIMCO with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Dated as of: August 13, 2018